EXHIBIT 23.2

CONSENT OF MCGLADREY & PULLEN LLP, INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of Focus Enhancements, Inc. on Form S-4 of our report (which expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of the Company’s ability to continue as a going concern) dated October 24, 2003 (February 16, 2004, as to Note 2) with respect to the consolidated financial statements of Visual Circuits, Incorporated appearing in this Registration Statement and to the reference to our Firm under the heading “Experts” and “Visual Circuits Incorporated Historical Financial Data” in the Prospectus, which is part of this Registration Statement.

MCGLADREY & PULLEN LLP

Minneapolis, Minnesota
February 17, 2004